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                                                                  Exhibit (a)(2)

                               MERIDIAN FUND, INC.

                             ARTICLES SUPPLEMENTARY

                        INCREASING AUTHORIZED SHARES AND
                        RENAMING EXISTING SERIES OF STOCK

      Meridian Fund, Inc., a Maryland corporation (the "Corporation") having its principal office in Maryland at The Corporation Trust Incorporated, 300 East Lombard St. Balt. MD 21202 hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940.

      SECOND: Pursuant to authority vested in the Board of Directors of the Corporation pursuant to Section 2-105(c) of the Corporation and Associations Article of the Maryland General Corporation Code, and pursuant to resolutions duly adopted by unanimous consent of the Board of Directors, the Board of Directors of the Corporation hereby increases the aggregate number of authorized shares of common stock, with a par value of $0.01, from 50,000,000 to 75,000,000, and designates the additional 25, 000,000 shares created by such increase as shares of the series of common stock previously established and designated "Meridian Value Fund," so that such series shall have a total of 50,000,000 authorized shares.

      THIRD: Pursuant to authority vested in the Board of Directors of the Corporation pursuant to Section 2-605 of the Corporation and Associations Article of the Maryland General Corporation Code, and pursuant to resolutions duly adopted by unanimous consent of the Board of Directors, the Board of Directors of the Corporation hereby renames the series of common stock previously established and designated "Meridian Fund" as "Meridian Growth Fund".

      FOURTH: The Board of Directors has duly authorized the filing of these Articles Supplementary.

      IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of the 20th day of April, 2001.

WITNESS:                                MERIDIAN FUND, INC.

/s/ Gregg B. Keeling                    By: /s/ Richard F. Aster, Jr.
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Gregg B. Keeling                            Richard F. Aster, Jr.
Secretary                                   President

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      THE UNDERSIGNED, President of the Corporation, who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation, and hereby certifies that the matters and facts set forth herein with respect to authorization and approval thereof are true in all material respects under the penalties of perjury, and that the Board of Directors of the corporation has duly authorized the filing of these Articles Supplementary.

                                        /s/ Richard F. Aster, Jr.
                                        ------------------------------------
                                        Richard F. Aster, Jr.
                                        President